Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR09-163 Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com
Hastings Entertainment, Inc. Reports Net Earnings of $0.41 per
Diluted Share for the Fourth Quarter and Net Earnings of $0.39 per
Diluted Share for Fiscal 2008
Issues Guidance for Fiscal 2009
AMARILLO, Texas, March 23, 2009—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2009. Net earnings were approximately $4.1 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2008 compared to net earnings of approximately $5.8 million, or $0.54 per diluted share, for the fourth quarter of fiscal 2007. Net earnings were approximately $4.1 million, or $0.39 per diluted share, for the fiscal year ended January 31, 2009 compared to net earnings of $10.2 million, or $0.93 per diluted share for the same period in the prior year. Net earnings for the fiscal year ended January 31, 2009 include income tax expense of $0.8 million related to an Internal Revenue Service audit of the Company’s previously filed tax returns. Net earnings for the fiscal year ended January 31, 2008 include a discrete tax benefit reducing income tax expense by approximately $0.9 million, or $0.08 per diluted share for the fiscal year ended January 31, 2008, related to a favorable settlement of a state tax liability.
John Marmaduke, Chief Executive Officer and Chairman, said, “As the economy weakened further in the fourth quarter, we continued to outperform most of our major competitors in same-store sales. This speaks well of our multimedia store model and the relatively low price points for our new and used merchandise and rental products.”
“While fiscal 2008 results reflect the worst economic environment of our generation, we have taken aggressive action to drive sales, maintain profitability and pay down debt. This includes reducing expenses and capital expenditures and effectively managing inventory. For the fourth quarter, cash flow from operations totaled $19.4 million compared to $9.2 million for the same period in fiscal 2007. At the end of the fiscal year, merchandise inventories totaled $148.0 million which was $23.6 million less than the end of the prior fiscal year. Additionally, we reduced debt by $14.4 million during the fourth quarter whereas during the fourth quarter of last fiscal year we only reduced debt by $3.2 million.”
“Hastings remains financially healthy, with strong cash flow and ample borrowing capacity. We believe we are well-positioned to continue to weather this downturn and to accelerate results once the economy begins to rebound.”
Financial Results for the Fourth Quarter of Fiscal Year 2008
Revenues. Total revenues for the fourth quarter decreased approximately $4.6 million, or 2.7%, to $166.9 million compared to $171.5 million for the fourth quarter of fiscal 2007. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended January 31
	2009		2008		(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$143,324	85.9%	$147,334	85.9%	$(4,010)	-2.7%
Rental revenue	23,554	14.1%	24,159	14.1%	(605)	-2.5%

Total revenues	$166,878	100.0%	$171,493	100.0%	$(4,615)	-2.7%

Comparable-store revenues (“Comp”):

Total	-4.1%
Merchandise	-4.2%
Rental	-3.3%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2009	2008
Consumables	21.8%	9.3%
Trends	21.7%	8.2%
Hardback Café	7.1%	15.0%
Electronics	1.6%	13.5%
Books	0.6%	0.9%
Video Games	-6.8%	24.5%
Movies	-8.1%	-2.9%
Music	-17.8%	-18.7%
Consumables Comps increased 21.8% for the quarter due to strong sales across all categories, including seasonal, novelty, and everyday candies. Consumables sales represent approximately 1.8% percent of total revenues for the quarter. Trends Comps increased 21.7% for the quarter driven by strong sales of Webkinz plush products and increased sales of sports products and apparel, T-shirts, movie memorabilia products, and seasonal merchandise for Christmas. Electronics Comps increased 1.6% for the quarter, due to strong sales of Blu-ray DVD players and digital converter boxes, offset partially by lower sales of refurbished iPods and MP3 Players. Books Comps increased 0.6% for the quarter, due to strong sales of new trade paperbacks and increased sales of used and value books, partially offset by lower sales of new hardbacks and increased promotions for the period as compared to the prior year. Hit books driving sales for the quarter included the The Twilight Saga series by Stephenie Meyer and The Shack by William P. Young. Video Game Comps decreased 6.8% for the quarter primarily due to lower sales of video game consoles and older generation video games, partially offset by strong sales of new and used games for the Nintendo Wii, Sony Playstation 3, and Microsoft XBOX 360. Video game console sales for the quarter were affected by low in-stocks resulting from a limited allocation of units from our distribution channels. Movie Comps decreased 8.1% for the period primarily due to decreased sales of new DVDs and DVD boxed sets, partially offset by strong sales of new and used Blu-ray format movies as well as increased sales of used DVDs. New DVD sales were lower for the period primarily due to new releases that did not perform as well as expected, which we attribute to the current economic recession. Music Comps decreased 17.8% for the quarter resulting from a continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in thirty stores, which were reformatted during fiscal 2008. Merchandise Comps, excluding the sale of music, decreased 1.4%.
Rental Comps decreased 3.3% from the same period last year, primarily as a result of fewer rentals of new DVDs, partially offset by increased rentals of video games and Blu-ray movies. Rental Video Game Comps increased 16.1% for the period while Rental Movie Comps decreased 4.1%.
Gross Profit — Merchandise. For the fourth quarter, total merchandise gross profit dollars decreased approximately $0.9 million, or 2.1%, to $41.4 million from $42.3 million for the same period in the prior year primarily due to lower revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 28.9% for the quarter compared to 28.7% for the same period in the prior year, primarily resulting from lower markdown expense and costs to return product.
Gross Profit — Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $0.7 million, or 4.6%, to $14.4 million from $15.1 million for the same period in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 61.2% for the quarter compared to 62.4% for the same period in the prior year, resulting primarily from higher rental receipts for the period which led to increased rental asset depreciation expense as compared to the prior year. We were also more promotional for the quarter compared to the prior year. We expensed approximately $54,000 related to approximately 51,000 remaining VHS units in our stores during the quarter to provide more space for other products, primarily Blu-ray movies.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 29.1% for the fourth quarter compared to 27.5% for the same quarter in the prior year. SG&A increased approximately $1.4 million during the quarter, or 3.0%, to $48.6 million compared to $47.2 million for the same quarter last year, primarily as a result of additional costs associated with the operation of new, expanded, and relocated stores and increased store advertising costs. Additionally, we recorded approximately $0.8 million in impairment charges for six underperforming stores, three of which we anticipate closing during fiscal 2009, when each of their respective leases expire. We closed one underperforming store, in Spokane, Washington, during the quarter. These expenses were partially offset by lower store labor costs, lower stock compensation expense, and lower consulting fees related to Section 404 of the Sarbanes-Oxley Act.
Interest Expense. For the fourth quarter, interest expense decreased approximately $0.1 million to $0.5 million, compared to $0.6 million during fiscal 2007 resulting primarily from lower interest rates partially offset by higher average borrowings during the quarter. The average rate of interest charged for the quarter decreased to 3.44% compared to 6.24% for the same period in the prior year.
Financial Results for the Fiscal Year Ended January 31, 2009
Revenues. Total revenues for fiscal 2008 decreased approximately $9.0 million, or 1.6%, to $538.7 million compared to $547.7 million for the prior year. The following is a summary of our revenue results (dollars in thousands):

	Fiscal Year Ended January 31,
	2009		2008		(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$451,492	83.8%	$458,076	83.6%	$(6,584)	-1.4%
Rental revenue	87,256	16.2%	89,609	16.4%	(2,353)	-2.6%

Total revenues	$538,748	100.0%	$547,685	100.0%	$(8,937)	-1.6%

Comparable-store revenues (“Comp”):

Total	-1.6%
Merchandise	-1.5%
Rental	-2.5%
Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2009	2008
Trends	22.6%	8.1%
Consumables	14.6%	3.8%
Electronics	12.9%	20.3%
Hard Back Café	8.7%	10.9%
Books	1.3%	2.1%
Video Games	0.5%	17.3%
Movies	-2.4%	4.0%
Music	-16.3%	-15.3%
Trends Comps increased 22.6% compared to the prior year, driven by strong sales of Webkinz plush products, as well as movie memorabilia products and sports apparel and merchandise. Consumables Comps increased 14.6% compared to the prior year due to strong sales across all categories. Consumable sales represented 1.9% of total revenues for the year. Electronics Comps increased 12.9% primarily as a result of strong sales of Blu-ray DVD players, digital converter boxes, and third-party gift cards, partially offset by lower sales of refurbished iPods and MP3 players. Books Comps increased 1.3% for the year resulting from strong sales of new and used trade paperback books, used hardback books, calendars, and books on CD, partially offset by lower sales of new hardback books. Top selling books for the year included Stephenie Meyer’s The Twilight Saga series, The Shack by William P. Young, and The New Earth by Eckhart Tolle. Video Game Comps increased 0.5% for the year primarily due to strong sales of new and used video games for the Sony Playstation 3, Microsoft XBOX 360, and Nintendo Wii, partially offset by lower sales of older generation video games and lower sales of video game consoles. Movie Comps decreased 2.4% for the year primarily due to lower sales of new DVDs, partially offset by strong sales of Blu-ray format DVDs as well as increased sales of used DVDs and new and used DVD boxed sets. New DVD sales were lower primarily due to new releases that did not perform as well as expected, particularly in the third and fourth quarters, which we attribute to the current economic recession. Music Comps decreased 16.3% for the year resulting from continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in thirty stores, which were reformatted during fiscal 2008. Merchandise Comps, excluding the sales of Music, increased 2.3% for the fiscal year ended January 31, 2009.
Rental Comps decreased 2.5% for the year primarily as a result of fewer rentals of DVDs partially offset by strong rentals of video games and Blu-ray movies. Rental Comps were impacted by an unusually limited slate of titles released, primarily during the first nine months of fiscal 2008, as well as a strong following of viewers for the Olympics, coverage of the 2008 political conventions, and media coverage of the current economic recession in the economy and financial markets. Rental Video Game Comps increased 15.9% for the year while Rental Video Comps decreased 5.3%.
Fiscal 2008 is a leap year which includes an extra day of sales in February. Excluding this extra day of sales, merchandise Comps would have decreased 1.8% for fiscal 2008 and rental Comps would have decreased 3.0% for the year. Excluding the extra day of sales, merchandise Comps excluding the sales of Music would have increased 1.9%.
Gross Profit — Merchandise. For fiscal 2008, total merchandise gross profit dollars decreased approximately $0.9 million, or 0.7%, to $135.7 million compared to $136.6 million for fiscal 2007 primarily resulting from lower revenues. As a percentage of total merchandise revenues, merchandise gross profit increased to 30.1% for fiscal 2008, from 29.8% for the prior year primarily resulting from improvements in purchasing as well as lower markdown expense, partially offset by increases in shrinkage and freight costs for the period.
Gross Profit — Rental. For fiscal 2008, total rental gross profit dollars decreased approximately $2.2 million, or 3.8%, to $56.3 million from $58.5 million for the prior year. As a percentage of total rental revenues, rental gross profit decreased to 64.5% for fiscal 2008, compared to 65.3% for fiscal 2007 resulting primarily from lower rental revenues as well as higher rental receipts for the year, which led to increased rental asset depreciation expense as compared to the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $5.5 million, or 3.1%, to $182.5 million for fiscal 2008, compared to $177.0 million for fiscal 2007, primarily due to additional costs associated with the operation of new, expanded, and relocated stores and increased store labor costs associated primarily with increases in the minimum wage, advertising expense and store impairment charges. As a percentage of total revenues, SG&A increased to 33.9% for the twelve months ended January 31, 2009, compared to 32.3% for the prior year.
Interest Expense. For fiscal 2008, interest expense decreased approximately $0.9 million to $2.0 million, compared to $2.9 million during fiscal 2007 resulting primarily from lower interest rates. The average rate of interest charged for the twelve months ended January 31, 2009, decreased to 4.03% compared to 6.60% for the prior year.
Income Tax Expense. During fiscal 2008, the Company recorded a tax charge of approximately $0.8 million related to an Internal Revenue Service audit of previously filed federal tax returns. During fiscal 2007, the Company recognized a discrete tax benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability. During fiscal 2008, no related tax settlements occurred.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Prior to fiscal 2008, the Board of Directors approved increases in the program totaling $17.5 million, and on December 8, 2008, they approved an additional increase of $5.0 million. During the fourth quarter of fiscal 2008, we purchased a total of 240,300 shares of common stock at a cost of $457,276, or $1.90 per share. As of January 31, 2009, a total of 3,419,949 shares had been repurchased under the program at a cost of approximately $21.6 million, for an average cost of approximately $6.31 per share. As of January 31, 2009, approximately $5.7 million remains available under the stock repurchase program.
Store Activity
Since November 17, 2008, which was the last date we reported store activity, we have had the following store activity:
•	New store opened in Alexandria, Louisiana on November 24, 2008. This is the first store to be opened in the Alexandria market and in the state of Louisiana.

•	Store closed in Spokane, Washington on January 24, 2009. There are three stores remaining in the Spokane market.
Fiscal Year 2009 Guidance
Uncertainty in the direction of the economy makes forecasts of future performance difficult. We are assuming this very challenging environment will continue throughout fiscal 2009. As a part of our budget process we have implemented, among other actions, a freeze on raises for our associates, including senior management, and reduced capital expenditures by approximately $10.6 million. Our guidance for the full fiscal year follows:

Year Ending January 31, 2010:
Comparable store revenue	low single digit decrease
Net income	$3.8 million to $4.3 million
Net income per diluted share	$0.40 to $0.45
Capital expenditures (1)	$14,900,000
Stock repurchases	$4,600,000
Weighted average diluted shares outstanding	9,500,000
New stores	2
Average cost per new store (2)	$1,800,000
Relocated stores	3
Average cost per relocated stores (2)	$1,200,000
Stores to close	3

(1)	$1.8 million of capital expenditures are related to the reformatting of 20 stores, including changes to the Music, Trends, and Children’s Book departments.

(2)	Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2009	2008
	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$7,449	$3,982
Merchandise inventories, net	147,957	171,557
Deferred income taxes	11,180	3,441
Prepaid expenses and other current assets	11,224	11,042

Total current assets	177,810	190,022

Rental assets, net	15,463	13,236
Property and equipment, net	56,585	52,572
Deferred income taxes	2,434	2,756
Intangible assets, net	391	391
Other assets	1,020	1,244

Total assets	$253,703	$260,221

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$61,823	$76,364
Accrued expenses and other liabilities	40,614	36,675

Total current liabilities	102,437	113,039

Long-term debt, excluding current maturities	44,507	40,616
Other liabilities	4,723	4,758

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,651	37,125
Retained earnings	79,951	75,892
Accumulated other comprehensive loss	(67)	(15)
Treasury stock, at cost	(14,618)	(11,313)

Total shareholders’ equity	102,036	101,808

Total liabilities and shareholders’ equity	$253,703	$260,221

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$143,324	$147,334	$451,492	$458,076
Rental revenue	23,554	24,159	87,256	89,609

Total revenues	166,878	171,493	538,748	547,685

Merchandise cost of revenue	101,887	105,021	315,780	321,438
Rental cost of revenue	9,142	9,088	30,948	31,107

Total cost of revenues	111,029	114,109	346,728	352,545

Gross profit	55,849	57,384	192,020	195,140

Selling, general and administrative expenses	48,609	47,231	182,511	177,028
Pre-opening expenses	122	115	233	120

Operating income	7,118	10,038	9,276	17,992

Other income (expense):
Interest expense	(473)	(649)	(1,961)	(2,919)
Other, net	34	38	193	123

Income before income taxes	6,679	9,427	7,508	15,196

Income tax expense	2,613	3,608	3,449	4,951

Net income	$4,066	$5,819	$4,059	$10,245

Basic income per share	$0.41	$0.55	$0.40	$0.95

Diluted income per share	$0.41	$0.54	$0.39	$0.93

Weighted-average common shares outstanding:
Basic	9,864	10,523	10,122	10,797
Dilutive effect of stock awards	49	326	202	258

Diluted	9,913	10,849	10,324	11,055

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Fiscal Year Ended January 31,
	2009	2008
	(unaudited)

Cash flows from operating activities:
Net income	$4,059	$10,245
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	14,833	13,441
Purchases of rental assets	(30,695)	(27,276)
Property and equipment depreciation expense	20,019	19,400
Amortization expense	—	20
Deferred income taxes	(7,417)	(542)
Loss on rental assets lost, stolen and defective	1,198	1,218
Loss on disposal of other assets	1,620	709
Non-cash stock-based compensation	112	428
Changes in operating assets and liabilities:
Merchandise inventories	35,924	7,030
Other current assets	(182)	(409)
Trade accounts payable	(16,445)	2,224
Accrued expenses and other liabilities	4,071	(1,215)
Excess tax benefit from stock option exercises	(132)	(127)
Other assets and liabilities, net	137	(563)

Net cash provided by operating activities	27,102	24,583

Cash flows from investing activities:
Purchases of property, equipment and improvements	(25,539)	(15,256)

Net cash used in investing activities	(25,539)	(15,256)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	3,891	(1,306)

Purchase of treasury stock	(4,349)	(6,336)
Change in cash overdraft	1,904	(2,378)
Proceeds from exercise of stock options	326	711
Excess tax benefit from stock option exercises	132	127

Net cash provided by (used in) financing activities	1,904	(9,182)

Net increase in cash	3,467	145

Cash at beginning of period	3,982	3,837

Cash at end of period	$7,449	$3,982

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2009	2008
Merchandise inventories, net	$147,957	$171,557
Inventory turns, trailing 12 months (B)	1.80	1.73

Long-term debt	$44,507	$40,616
Long-term debt to total capitalization (C)	30.4%	28.5%

Book value (D)	$102,036	$101,808

Book value per share (E)	$9.88	$9.21

Price to Earnings Ratio, trailing 12 months (F)	6.6	9.3

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2009	2008	2009	2008
Comparable-store revenues (G):
Total	-4.1%	-1.0%	-1.6%	-0.1%
Merchandise	-4.2%	-0.4%	-1.5%	0.8%
Rental	-3.3%	-4.5%	-2.5%	-4.8%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the twelve month fiscal period.

(F)	Defined as closing market value of the Company’s common stock on the last day of the period divided by fully diluted earnings per share for the period’s trailing twelve months.

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.